Exhibit 10.8

Kr Space Membership Agreement	Agreement No.: KRBJBJGMQ18112601509102

Part I Membership Details

Information of Subject

Information of Member

Member Company/Your Party (Legal Registered Name)	China Liberal (Beijing) Education Technology Co., Ltd.
Manager’s Name	Hu Jinhang
Tel and Email	18518796190 109449891@qq.com
Postal Address
Bill Contact
Tel and Email
Postal Address
Date of Signing	November 26, 2018

Special Contract Seal of Huaxia Boya (Beijing) Education Technology Co., Ltd. (Seal)

Information of KrSpace Service Subject

Company Name	Beijing Zhumengcheng Information Technology Co., Ltd.
Community Name	Guomao Daduhui Community
Account Name	Beijing Zhumengcheng Information Technology Co., Ltd.
Account No.	1109254332108020150911767
Opening Bank	China Merchants Bank Co., Ltd. Beijing Jianguomen Sub-branch
Community Manager
Email
Postal Address	Floor 5, No. A10, East 3rd Ring Middle Road, Chaoyang District, Beijing Municipality

Special Contract Seal of Beijing Zhumengcheng Information Technology Co., Ltd. (Seal)

Service Information

Information of Service Fee

Service Period	From January 1 to December 31, 2019
Service Bond	￥24,276.00 RMB twenty four thousand two hundred and seventy six exactly
Total Service Fee (including tax)	￥145,656.00 RMB one hundred and forty five thousand six hundred and fifty six exactly

Payment Information

Payment Cycle (excluding initial payment)	Monthly Payment
Amount of Initial Payment	￥36,414.00 RMB thirty six thousand four hundred and fourteen exactly
Date of Initial Payment	December 15, 2018

Supplementary Information

Broker’s Full Name

Monthly Service Fee

Office space	Standard Monthly Fee	Discount	Signatory Monthly Fee
508	14,280.00 Yuan/month/room	15% off	12,138.00 Yuan/month/room

Details of Total Service Fee

Independent Office 508             Total: ￥145,656.00

Service Period	Service Fee	Unit Price	Quantity	Subtotal
From January 1 to December 31, 2019	Whole month, calculating by month	12,138.00 Yuan/month/room	12 months * 1 room	￥145,656.00

1.	Daily unit price = signatory monthly fee/number of days of calendar month (round up to 2 decimal places).
2.	Service fee of office space = daily unit price * number of days (number of days of calendar month) +signatory monthly fee *number of months (number of whole months).
3.	Total service fee = sum of service fees of all office spaces.
4.	For the purpose of this Agreement, “day” refers to calendar day; “month” refers to calendar month.

Payment Information

Installment	Fee	Duration of Fee	Payment Due Date	Amount
Initial Installment	Bond	From January 1 to December 31, 2019	December 15, 2018	￥24,276.00
	Service Fee	From January 1 to 31, 2019	December 15, 2018	￥12,138.00
2nd Installment	Service Fee	From February 1 to 28, 2019	January 15, 2019	￥12,138.00
3rd Installment	Service Fee	From March 1 to 31, 2019	February 15, 2019	￥12,138.00
4th Installment	Service Fee	From April 1 to 30, 2019	March 15, 2019	￥12,138.00
5th Installment	Service Fee	From May 1 to 31, 2019	April 15, 2019	￥12,138.00
6th Installment	Service Fee	From June 1 to 30, 2019	May 15, 2019	￥12,138.00
7th Installment	Service Fee	From July 1 to 31, 2019	June 15, 2019	￥12,138.00
8th Installment	Service Fee	From August 1 to 31, 2019	July 15, 2019	￥12,138.00
9th Installment	Service Fee	From September 1 to 30, 2019	August 15, 2019	￥12,138.00
10th Installment	Service Fee	From October 1 to 31, 2019	September 15, 2019	￥12,138.00
11th Installment	Service Fee	From November 1 to 30, 2019	October 15, 2019	￥12,138.00
12th Installment	Service Fee	From December 1 to 31, 2019	November 15, 2019	￥12,138.00

1.	Initial installment of service fee of membership refers to:
(1)	If the starting day of service period is the first day of a calendar month, initial installment of service fee of membership = signatory monthly fee/ * number of months (as determined according to payment cycle)
(2)	If the starting day of service period is any day other than the first day of a calendar month, initial installment of service fee of membership =number of days from the starting date of initial service to the ending date of current calendar month * daily unit price + signatory monthly fee* number of months (as determined according to payment cycle).

Kr Space Membership Agreement	Agreement No.: KRBJBJGMQ18112601509102

Part II Terms and Conditions

1. Definitions

1.1 “Authorized Representative” refers to the individual who has obtained the relevant authority from Your Party and whose acts are legally binding upon Your Party.

1.2 “Site Capacity” refers to the value as specified in “Site Capacity” of Membership Details.

1.3 “Member Company”, “Member” or “Your Party” refers to the company, entity or individual specified in Membership Details who signs a membership agreement with KrSpace.

1.4 “Office Space” refers to the office room and/work area as specified in Membership Details.

1.5 “Office Building” refers to the whole building or a part thereof where KrSpace provides or intends to provide office, workstation, other work area and/or other services to members.

1.6 “Manager” refers to the principal who communicates and contacts with KrSpace on behalf of the Member.

1.7 “KrSpace Member Network” refers to KrSpace member exclusive online community which can be visited through internet or KrSpace mobile APP.

1.8 Registered Address Bond: if Your Party uses registered address with the written consent of KrSpace, Your Party shall pay registered address bond.

2. Member’s Rights and Obligations

2.1 Service. Provided that the Member complies with and performs the terms and conditions of this Agreement (including any appendix, hereinafter collectively referred to as “Agreement”) and any other management regulations as established and amended by KrSpace, KrSpace shall provide the following services (hereinafter collectively referred to as “Service”) to the Member within the Period (defined as below).

2.1.1 The right of access to the Office Space.

2.1.2 Regular maintenance service of Office Space.

2.1.3 Furniture in Office Space.

2.1.4 The right to visit and use KrSpace member network site according to the latest service terms of KrSpace official website.

2.1.5 The right to visit and use shared internet according to the relevant latest rules of KrSpace official website.

2.1.6 The right to use the printer, copier and/or scanning machine as provided by the Office Building to members.

2.1.7 The right to use conference room. Such use is subject to advance reservation and availability.

2.1.8 The right to use the heating and air-conditioning of Office Space.

2.1.9 The right to use electricity for the purpose of reasonable and acceptable administrative office. If Your Party uses the electricity for the purpose of non-administrative office with the consent of KrSpace, KrSpace will charge additional expenses from Your Party.

2.1.10 The right to use the water bar in the space and the drinks as provided in the water bar.

2.1.11 The right to participate in or enjoy the activity, treatment and sales promotion that are exclusive for members.

2.2 Specific Service. The conference room of any KrSpace place other than Your Party’s Office Space and the heating and air-conditioning of the Office Space may be only available during the normal business time (defined as below) of normal working days. “Normal Business Time” refers to 09:00 am to 18:00 pm of normal working days. “Normal Working Day” refers to Monday to Friday, except national holidays.

2.3 KrSpace reserves the following rights.

2.3.1 For the purpose of providing the Service, repairing and maintaining or treating safety or urgent affairs, etc, KrSpace has the right to enter the Office Space of Your Party with or without prior notice.

KrSpace will notify Your Party orally, through website announcement or by Email in advance as soon as possible, and shall take reasonable security measures to keep the materials of Your Party confidential as much as possible. KrSpace may temporarily move the furniture of Your Party in the Office Space.

KrSpace reserves the right to change the Office Space of Your Party, provided that KrSpace shall provide a new office space with the area and conditions that are similar to those of the Office Space.

KrSpace may also reasonably change or adjust the items of Service or furniture as provided to the Office Space of Your Party at any time. The Service hereunder may be provided by KrSpace, affiliate or third party.

2.3.2 Your Party has been informed that the Office Space as specified herein is in progress. The number/name of office space as specified in Membership Details of Part I of this Agreement are only for reference, and may not be taken as the basis of final entry/delivery. KrSpace has the right to unilaterally or adjust the numner/name of the Office Space, and notify Your Party after such adjustment. At the time of actual delivery, the number/name as notified by KrSpace by mail/written letter shall prevail; however, KrSpace shall undertake that the adjustment of the number/name of the Office Space shall not impact the number of workplaces or other conditions of the Office Space as originally agreed.

2.4 Dissolution by the Member. If KrSpace fails to deliver the Office Space or the Office Space delivered by KrSpace cannot meet the normal office purpose and still fails to provide the office space in conformity with the normal office purpose within 20 working days after the receipt of the written notice from Your Party (including providing the office space of similar conditions in the same community, or KrSpace’s affiliated company providing the office space of similar conditions, etc), Your Party has the right to unilaterally dissolve this Agreement, and KrSpace shall refund the service deposit and the member service fee that has been paid but not happened to Your Party.

3. Your Party’s Members

3.1 Updating list of members. Only the personnel included in the list of members are deemed as “members” and have the right to enjoy the treatments as described in this Agreement. Your Party’s members may use, visit and/or enjoy the Service as from the following date whichever is the later: (i) starting date, or (ii) the date when KrSpace adds relevant personnel to the list of members. Your Party shall be responsible for the accuracy of the list of members. Your Part’s Manager may update the list of members of Your Party through “Member Management” tool of KrSpace member network. If Your Party needs to add new members that exceed the number of members as specified in Membership Details to the list of members of Your Party, Your Party’s Manager shall use the manager email as registered to KrSpace to send an email to the email address as specified at the bottom of the Membership Details. The change request email shall set forth the name and email of replaced old members and those of new members as well as the effective date of change. If the number of the members or other personnel who often use the Office Space of Your Party exceeds the Site Capacity, Your Party shall pay the additional expenses that are prevailing at that time, see the rules of KrSpace official website for details. After having added any personnel to the list of members, KrSpace will create a file for such member in KrSpace member database; such file shall only sets forth the name, telephone number and member company of such member; other information (including photo) may be added by Your Party or such member of its own accord only. KrSpace, KrSpace staff and agent and other members may inquire such file.

3.2 Member manager. The Manager is the Member’s appointed contact. Any commitment or act made by the member manager shall be deemed as those of relevant member, including altering or terminating this Agreement. Member Company may cancel any act as made by the Manager, provided that KrSpace receives the written notice (which shall be stamped with company seal and signed by legal representative) from the company within 24 hours after the Manager has made such act. The Member needs to provide certificate of legal representative and other reasonable information according to the requirements of KrSpace. The Member may change its Manager by a written notice (which shall be stamped with company seal and signed by legal representative) to us at any time. If the person who is appointed as the Manager does not serve the Member Company or use the Office Space any longer, the Member shall notify KrSpace to appoint a new manager prior to the occurrence of the aforesaid event.

3.3 Authorized signatory. At the signing stage of this Agreement, Your Party must issue a letter of authorization to the person who signs this Agreement, and the acts of such person shall be legally binding upon Your Party.

4. Membership Service Fee; Payment

4.1 Payment. At the time of delivering this Agreement that has been signed and sealed, Your Party shall pay the amounts as specified in Membership Details to KrSpace: service bond and initial service fee.

4.2 Membership service fee. The service fee as specified in Membership Details only includes the service fee of the number of members of Your Party as specified in Membership Details. If Your Party adds members, additional expenses shall be paid, see KrSpace official website for details (krspace.cn).

4.3 Invoice and financial information. After the receipt of the payment from Your Party, KrSpace shall provide invoice and other account related documents, information and notice to the Manager, unless Membership Details specify other person as bill contact. If Your Party needs to change bill contact, the Member shall issue a notice as specified in this Agreement.

4.4 Excessive Expenses. Your Party will obtain a certain quota of right to use the conference room, copier and printer every month, which is detailed at krspace.cn. Such right shall used in current month, and may not be deferred to next month. If Your Party overuses such right, Your Party shall pay excessive expenses. See krspace.cn for current excessive rates. KrSpace may increase each excessive rate from time to time.

4.5 Late fee. If Your Party fails to pay member service fee or any expenses that have occurred but not paid yet prior to the payment due date, Your Party shall pay late fee at the rate of 0.3% of the amount that is late per day of delay.

4.6 Payment method. KrSpace only accepts the payment method that is notified to Your Party from time to time during the signing of this Agreement or within this service period. In case of any change of the payment information of Your Party, KrSpace shall be timely notified. Within any fixed time, Your Party shall only use one method to pay the amounts hereunder.

4.7 Unpaid amount. Any overdue expenses will be collected according to actual arrears. After the receipt of the payment from Your Party, KrSpace will use such payment to firstly discharge the arrears and then discharge current expenses. After all arrears have been discharged, the balance will be used to pay current expenses. If Your Party still fails to pay arrears within the time limit as specified by KrSpace after the receipt of the reminder notice from KrSpace, KrSpace may suspend service or terminate this Agreement according to the provisions of Article 5.5 hereof in its sole discretion.

5. Period and Termination

5.1 Period

5.1.1 Service period. This Agreement shall become effective upon being signed and sealed by the Parties (“Effective Date”), provided that KrSpace has no obligation to provide the Service to Your Party prior to the following date whichever is the later: (i) the date when KrSpace has received the service bond and initial member service fee from Your Party, or (ii) starting date.

5.1.2 Entry period. Your Party has the right to move into the Office Space within the fixed time as from the starting date of the service period (generally from 9:00 am to 18:00 pm from Monday to Friday, except the leave in lieu on statutory holidays); if the property management company of the place where the Office Space has special provisions, such provisions shall prevail. If Your Party has special demand, Your Party shall negotiate with the property management company in advance.

5.2 Your Party may cancel this Agreement prior to the starting date of the service period (excluding the starting date). Your Party may cancel this Agreement prior to the starting date by a notice to KrSpace; however, the service bond that has collected by KrSpace will not be refunded. If KrSpace has received member service fee from Your Party, KrSpace shall refund such member service fee within ten working days after the receipt of the notice of cancellation from Your Party.

5.3 Within the service period of this Agreement, Your Party may not early terminate this Agreement; otherwise KrSpace will not refund the expenses that have been paid by Your Party, and will reserve the right to fully recover member service fee in respect of the remaining service period.

5.4 Renewal.

5.4.1 If Your Party confirms that Your Party will not renew this Agreement upon the expiration of the service period, Your Party shall send a 60 days’ prior written notice to KrSpace prior to the expiration of the service period, stating that Your Party will move out upon the expiration of the service period. If Your Party fails to early notify KrSpace in writing as specified in foregoing sentence, this Agreement will be automatically renewed by month upon the expiration of the service period hereunder. Within the subsequent renewal period, the free service period, discount and preferential policies enjoyed within the period of validity of the original agreement shall not be effective any more; in addition, the Parties shall continue performing the relevant provisions of this Agreement.

5.4.2 If Your Party confirms that Your Party will not renew this Agreement any more, KrSpace will, within 60 days prior to the expiration of the service period, visit the Office Space with potential intentional customer within the reasonable time by a prior notice to Your Party.

5.5 KrSpace terminates or suspends the performance of this Agreement.

5.5.1 In case of any of the following events, KrSpace may suspend the Service or immediately terminate this Agreement by a notice to Your Party according to the provisions of Article 9.8 of this Agreement: (i) Your Party breach this Agreement (the act of any member of Your Party will be deemed as that of Your Party); (ii) the rights of KrSpace in respect of the space are terminated or expire, or material loss happens to the house; (iii) Your Party still fails to pay any amount that has become due and payable within the fixed time after the receipt of the reminder notice from KrSpace; (iv) Your Party (the act of any member of Your Party will be deemed as that of Your Party) fails to comply with the terms and conditions of this Agreement, KrSpace member network service terms, KrSpace wireless network service terms, or any other policies or instructions as provided by our company or applicable to Your Party. Even this Agreement is terminated or expires, Your Party shall assume the amount that is overdue and payable, and KrSpace may still exercise the right to collect such amount.

In case of any of the following events, whichever is the earlier: (x) this Agreement is terminated or expires; (y) Your Party remove such member from the list of members, or (z) KrSpace notifies Your Party that such member materially or repeatedly breaches this Agreement, such member will not be permitted to visit the Service nor authorized to enter the Office Space any longer.

5.5.2 KrSpace has the right to early terminate this Agreement and take back the Office Space. If KrSpace early takes back the Office Space or early terminates this Agreement, it shall send at least thirty (30) days’ notice to Your Party. Your Party shall move out according to the time as notified; KrSpace shall refund the service bond and the service fee that has been paid but not occurred.

5.6 Service bond

5.6.1 Service bond is used to guarantee that Your Party will perform all obligations under this Agreement, but is not used as provision to offset any payables. If Your Party fail to pay other expenses to our party as scheduled, Your Party may not deduct such expenses from the servce bond, but shall otherwise pay such expenses.

5.6.2 Within thirty (30) days as from (i) the expiry date or normal termination date of this Agreement, and (ii) the date when Your Party provides account information to our party, whichever is the later, our party will refund the balance of the service bond to Your Party, provided that the following conditions are all satisfied: a. Your Party has cleaned up your own things and returned the Office Space; b. Your Party has settled up all amounts payable; c. Your Party has moved out or cancelled (if any) registered address; d. there is no pending dispute or controversy. If the bond is insufficient to offset the unsettled expenses or compensate for the actual losses of KrSpace, KrSpace has the right to recover the insufficiency from Your Party.

5.7 Removal of properties. Your Party shall, prior to the termination or expiration of this Agreement, remove the properties of Your Party, Your Party’s members, Your Party’s visitors or the visitors of Your Party’s members from the Office Space and place. KrSpace has the right to dispose of any properties that are left in the Office Space or place after the termination or expiration of this Agreement by a notice to Your Party, and has no obligation to store such properties. Your Party shall waive the right to raise any claim or demand in respect of such properties or the disposal of such properties by KrSpace. Your Party shall pay any expenses as reasonably incurred by KrSpace for the purpose of removing and disposing of the aforesaid properties. After the termination or expiration of this Agreement, KrSpace will not pass on or keep any letter or package to or for Your Party.

5.8 Cancellation of registered address

5.8.1 Without the prior written consent of KrSpace, Your Party may not take the address provided by KrSpace as the registered address of Your Party.

5.8.2 If Your Party takes the address provided by KrSpace as the registered address of Your Party with the written consent of KrSpace, Your Party shall, within 30 days prior to the termination or expiration of this Agreement, handle the procedures of cancellation before the local competent authority (including local administration for industry and commerce), and shall provide the original business license after such change to KrSpace for examination and verification.

5.8.3 If Your Party fails to provide the changed business license after as the evidence of change/cancellation of registered address within 30 days prior to the termination or expiration of this Agreement, (1) KrSpace will not refund the bond (including service bond and registration bond) that has been paid by Your Party; and (2) Your Party agree to pay the penalty at the following percentage of member service fee per calendar month of delay (the period of less than one calendar month will be calculated as one calendar month): 50% in the first whole calendar month (the period of less than one calendar month will be calculated as one calendar month); 100% in the second calendar month; 150% in the third calendar month and afterwards; and KrSpace has the right to deduct from the service bond as having been paid by Your Party or otherwise collect from Your Party. If the measures as described in foregoing (1) and (2) are insufficient to make up the losses as suffered by KrSpace therefore, KrSpace has the right to further recover the insufficiency from Your Party. In addition, KrSpace has the right to report to the administrative authority of the registered address.

5.8.4 Your Party shall conduct operating activities and pay taxes according to the laws and regulations; otherwise KrSpace has the right to early dissolve this Agreement and take back the Office Space; the bond that has been paid by Your Party (including service bond and registration bond) will not be refunded. If the bond (including service bond and registration bond) is insufficient to make up the actual losses as suffered by KrSpace, KrSpace has the right to further recover the insufficiency from Your Party.

6. Room Use Rules

6.1 In addition to the rules, policies and/or procedures applicable to the Office Space used by Your Party, Your Party acknowledge and agrees that:

6.1.1 The key and access card, etc that are used to actually visit the place or Office Space shall always be the properties of KrSpace. Your Party shall cause the members of Your Party to take good care of the properties of KrSpace. The replacements costs arising from the loss, theft or damage of such properties shall be assumed by Your Party;

6.1.2 In case of any change of the contact method or payment information of Your Party, KrSpace shall be immediately notified;

6.1.3 In case of any change of the Service or fee of KrSpace or any update of other information, KrSpace will send email to the email address as provided by Your Party or notify Your Party in writing. Your Party shall check such email/letter and ensure that Your Party’s members will be informed of relevant change;

6.1.4 The cart, wagon and other handling tolls provided to Your Party may not be used in passenger elevator, unless being approved by KrSpace in its sole discretion;

6.1.5 Any and all members of Your Party shall be 18 or more years old;

6.1.6 Your Party shall fully ensure that in the Office Space and office building: a. member or visitor who has not reached the legal age for drinking may not drink wine; b. any and all members and visitors of Your Party may not smoke.

6.1.7 Except as otherwise instructed by KrSpace, public space shall be jointly enjoyed by all member companies, members and visitors of KrSpace, and may be used for temporary office purpose only, and may not be used for consecutive daily work purpose;

6.1.8 Before Your Party hold any activity in the place, Your Party shall send a reasonable notice to KrSpace and handle all necessary procedures;

6.1.9 Your Party shall be liable for any damage of the Office Space of Your Party other than normal wear;

6.1.10 Without the prior written approval of KrSpace, Your Party may neither make any structural or non-structural reform to the Office Space, nor install any wall attachment, furniture or antenna in the Office Space. If Your Party breaches this provision, Your Party shall restore to the original state within the time limit as notified by our party in writing; otherwise KrSpace has the right to terminate this Agreement, take back the bond and further recover the losses as suffered by our party therefore.

6.1.11 The computer, tablet computer, mobile devices and other electronic equipment of Your Party and your members shall: (i) be updated to the newest version; and (ii) may not contain any malicious software, virus, spy software, worm, Trojan or any program aiming to implement any malicious, hostile and/or intrusion operation. KrSpace has the right to remove any equipment that threaten KrSpace network or users from KrSpace network , until such threat has been eliminated;

6.1.12 Your Party agree that KrSpace exclusively and irrevocably use the name and/or logo of Your Party: a. in the “Member” display column, video and other promotional materials of KrSpace official website to the social public; b. in the information as disclosed according to the requirements of the office building owner or property management company, so as indicate Your Party as the member of KrSpace. Your Party guarantees that your logo may not infringe any third party right and Your Party has full obligation to provide such consent (if necessary).

6.1.13 Your Party shall ensure that all of your members will comply with all room use rules.

6.2 Any member may not:

6.2.1 Conduct or permit to conduct any activity that is reasonably expected to cause any destructive or dangerous effect upon KrSpace, any other member company, any employee, visitor or properties (including but not limited to the Office Space) of KrSpace or any other member company;

6.2.2 Conduct or carry out any illegal or offensive activity by the use of the service, place or Office Space or in the community;

6.2.3 Provide any false identity information;

6.2.4 Extract, reproduce or use any information or intellectual property right of other member company or other member or visitor, including but not limited to any confidential or proprietary information, name, portrait, voice, commercial name, trademark, service mark, logo, trade dress, other marks, other intellectual property right or its modification or change version. This provision shall survive any termination of this Agreement;

6.2.5 Without the prior consent of KrSpace, extract, reproduce or use “KrSpace” or any other commercial name, trademark, service mark, logo, trade dress, other marks, other intellectual property right of KrSpace or its modification or change version for any purpose, or photograph, reproduce or use any photo or picture of any part of the place for any purpose. This provision shall survive any termination of this Agreement;

6.2.6 Use the Office Space for the purpose of “retail”, “medical”, “education”, “training” or other frequent visiting by the public;

6.2.7 Reproduce any key, access card or other entrance equipment of the Office Space or place, or lend, share or transfer any key or access card to or with any third party, unless being previously authorized by KrSpace;

6.2.8 Install any lock in any area of the Office Space or place, unless being previously authorized by KrSpace;

6.2.9 Permit any visitor to enter the building, provided that such visitor has been registered and completed any other procedures as required by KrSpace policies;

6.2.10 Take any weapons or any other aggressive, dangerous, flammable or explosive materials to the Office Space.

7. Miscellaneous

7.1 Information technology. KrSpace does not make any representation or warranty in respect of the security of KrSpace network. When Your Party uses KrSpace network, KrSpace cannot guarantee the specific available degree. At the time of using printer, Your Party shall install appropriate printer device driver on the computer of Your Party. In addition, Your Party may require KrSpace to resolve the problems about print, internet access or otherwise. When KrSpace provides such service, it will not be liable for any damage of the equipment of Your Party, provided that KrSpace has no negligence. KrSpace provide shared network to members through cable or wireless network access. If any member desires to install private cable network, with the approval of KrSpace IT, KrSapce permits Your Party to install firewall device for exclusive visit and use, and Your Party shall be liable to remove such installation. Prior to any such installation or removal, Your Party shall cooperate with KrSpace IT team, and discuss the actual setup, appropriate time, way and method of such installation or removal as well as the additional expenses that may arise therefrom. If KrSpace incurs relevant expenses due to such installation or removal and Your Party does not otherwise pay them, KrSpace shall deduct such expenses from the service prepayment. Your Party shall also assume the relevant monthly expenses arising from the cable network as privately installed by Your Party.

7.2 Limitation of Liability. Your Party shall fully treat and resolve any property dispute, personal damage, work-related accident, etc as suffered by Your Party or other party in KrSpace through no fault of KrSpace, and KrSpace shall not assume any liabilities arising therefrom. Your Party shall keep all your properties in KrSpace, and shall assume all liabilities arising from the theft or loss, etc of any things. KrSpace may cooperate with investigation, such as providing video monitoring.

7.3 Indemnification. Your Party shall indemnify KrSpace in respect of any and all claims (including third party claim), liability and expenses (including reasonable attorney’s fee) arising from the breach of this Agreement due to Your Party or your members, any visitor or invitee of Your Party or your member, or the act or omission of Your Party or aforesaid person. Your Party shall be liable for any act of inviting any person to the place by Your Party or your members, any visitor or invitee of Your Party or your member, as well as any damage arising therefrom. Without the written consent of KrSpace, Your Party may not make any compromise or permission that requires KrSpace to make any material adverse act, nor make any reimbursement or compromise that imposes any obligation upon KrSpace. KrSpace shall not be liable for any reimbursement or compromise as made without the prior written consent of KrSpace.

7.4 Insurance.

7.4.1 KrSpace reminds Your Party that Your Party shall purchase and maintain property insurance (basic insurance, comprehensive insurance and all risks are optional), employer liability insurance and public liability insurance for Your Party and your members in the form and amount as appropriate for your business, at your expense within the membership period. The insurance coverage must cover any property loss, damage or injury that may be suffered by any member of Your Party or his/her visitor due to the failure or refuse to use or enter all or a part of space of the place.

7.4.2 KrSpace does not compulsorily require Your Party to purchase insurance. However, if Your Party purchase insurance: (i) Your Party shall ensure that all such insurance policies take the KrSpace space used by Your Party as insurance subject matter; (ii) Your Party shall ensure that property insurance and public liability insurance policies take KrSpace as the joint beneficiary. Your Party shall waive the right of subrogation that Your Party may enjoy against KrSpace and space owners; (iii) if Your Party purchase employer liability insurance, Your Party shall exempt all tort liabilities arising from the fault of KrSpace.

7.5 Other member. KrSpace has no right to control the act of other member company, member or any other third party, and shall not be liable for any of their act. In case of any dispute between member company, member or invitee or visitor, KrSpace shall not be liable or obligated to get involved in or mediate such dispute or make any compensation to any party.

7.6 Privacy. According to the privacy policies on krspace.cn and all applicable data protection laws, KrSpace collects, treats, transmits and protects the personal data of Your Party and your members. Please note that unless otherwise stated in this Agreement, Your Party has no obligation to provide personal information to KrSpace, and that any information collected by KrSpace is provided by Your Party voluntarily and is expressly authorized by Your Party through signing this Agreement. Your Party hereby undertake (i) to inform any new or prevailing members of the provisions of this provision and privacy policies; (ii) if necessary, to obtain the consent of such member to collect, treat, transmit and protect data according to the provisions of this Agreement; and (iii) to actually collect and treat the personal date of such member according to the applicable laws.

7.7 Force majeure.

7.7.1 Force majeure refers to the objective circumstance that is unforeseeable, unavoidable and insuperable, including but not limited to change of national policy, war, earthquake, typhoon, flood, fire, terrorism, other social abnormal event (such as strike, riot), etc.

7.7.2 The impacted party shall notify the other party of the force majeure within 3 working days after the occurrence of such event, and provide the effective evidence in respect of the occurrence of such event within 14 working days after the occurrence thereof. If the performance of this Agreement cannot be continued or it is meaningless to perform this Agreement due to force majeure, either party hereto may dissolve this Agreement without any liability for breach.

8. Action and Abandoning Representative Action

8.1 Governing Law. This Agreement and the transaction as contemplated hereunder shall be governed by and construed according to the laws of the People’s Republic of China (for the purpose of this Agreement, excluding Taiwan, Hong Kong and Macau), without giving effect to any conflict of laws principles nor United Nations Convention on Contracts for the International Sale of Goods.

8.2 Venue. Except that either party hereto seeks for temporary, preservation or similar remedy from any competent court, any dispute, controversy or claim arising from or in connection with this Agreement or the breach, termination or invalidity hereof, or as raised according to common law shall be settled by the Parties through friendly negotiation; in case negotiation fails, such dispute, controversy or claim shall be finally submitted to the People’s Court of Chaoyang District, Beijing Municipality (also referred to as “Chaoyang Court”) for trial.

9. Supplementary Provisions

9.1 Nature of this Agreement; mutual relationship. The Office Space shall be the properties of KrSpace and owned and controlled by KrSpace in whole. KrSpace grants Your Party the right to jointly use the Office Space with KrSpace, so that KrSpace provides the Service to Your Party. Notwithstanding any provision to the contrary in this Agreement, the Parties agree that the relationship between the Parties is not the owner-tenant or lessor-lessee relationship in conventional meaning. This Agreement may not be construed as granting any title, easement, lien, right of possession or other relevant right to Your Party or any member in respect of KrSpace business, place, office space or any things in or on the place or office space. This Agreement shall not create leasehold interest, interest in leased real estate right or interest in other real estate. The Parties shall perform their respective obligations hereunder as independent contractor. This Agreement shall not be deemed to create any trust, agency, partnership or joint venture relationship for any purpose. Either party hereto may not make any untrue representation in any form in respect of mutual relationship.

9.2 Modification of this Agreement. The modification of member service fee and excessive expenses shall be applicable to the provisions of Article 4.2 and Article 4.4. KrSpace will amend other provisions of this Agreement from time to time, and will notify Your Party by the way including but not limited to written form, APP push, email address as specified herein. After KrSpace has notified such amendment for 7 calendar days, Your Party will be deemed to accept the new provisions of this Agreement. If Your Party continues using the Office Space or the Service after the aforesaid period, Your Party will be deemed to accept such new provisions.

9.3 Waiver. Any act or omission of either party hereto may not be deemed as the waiver of the right or remedy of such party hereunder, except that the waiving party signs and confirms the waiver in writing.

9.4 Subordination. This Agreement is subordinate and subject to the lease agreement as signed by KrSpace and owner in respect of the space, any supplementary document, and any other agreement that is binding on such lease agreement. However, the foregoing provision shall not imply any sublease or other similar relationship of any interest in real estate.

9.5 Special event. If KrSpace delays or fails to perform this Agreement due to any event or circumstance beyond the reasonable control of KrSpace, including but not limited to: (i) any delay or change of the construction of place, or the ability of KrSpace to obtain any space of the place is impacted; and (ii) any delay or non-performance results from the circumstance within the control of the owner of relevant place of KrSpace, KrSpace shall not assume any liability, and may not be deemed as non-performing or breaching this Agreement.

9.6 Severability. All management conventions of KrSpace official website (krspace.cn) and members shall form an integral part of this Agreement, and the Parties must comply with them. KrSpace reserves the right to modify the management conventions if necessary. If any provision of this Agreement is held invalid or unenforceable by the competent court, only such provision shall be deemed invalid or unenforceable within such jurisdiction, and the remaining provisions of this Agreement shall remain in full force and effect.

9.7 Survival. Article 1, Article 2.3, Article 4 (if there is any amount unpaid), Article 5.3, Article 5.6, Article 5.7, Article 5.8, Article 6.2, Article 7.1 to 7.3, Article 8, Article 9 of this Agreement and all other provisions that are reasonably expected to remain in force after the termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and remain in force.

9.8 Notice. Any notice hereunder shall be delivered by written letter, email address as specified herein, APP push, etc. If sent in written form, the notice will be deemed as served 48 hours after sending; if transmitted by email, APP push, etc, the notice will be deemed as served upon being sent. KrSpace may decide to take any way to send notice to the Manager in its sole discretion. Any notice relating to this Agreement shall be delivered by the Manager. If the contents of the notices sent by several managers of Your Party are contradictory, the contents of the notice as finally received by KrSpace shall prevail.

9.9 Headings; interpretation. The headings of this Agreement are inserted only for convenience, and may not interpret or explain any provision of this Agreement. “Including”, “for example”, “such as”, etc as used in this Agreement shall be construed as being followed with “but not limited to”. Any time of a day as mentioned herein refers to the time of the time zone where the Office Space is located.

9.10  No assignment. Unless Your Party or the parent company of Your Party makes consolidation by merger or new establishment, reorganization or sells all or materially all equity or assets, without the prior written consent of KrSpace, Your Party may not (including according to the legal requirements) transfer or otherwise assign any of your rights or obligations under this Agreement. KrSpace may transfer this Agreement without the consent of Your Party.

9.11  Anti-money laundering. Your Party hereby represent and warrant that Your Party and your members will always ethically conduct activities according to all laws, including but not limited to the laws against commercial bribery and money laundering (“Anti-money Laundering Law”); according to the provisions of Anti-money Laundering Law, any and all funds as paid by Your Party for the purpose of performing the duty of payment hereunder shall be lawful income. Your Party shall provide all information and documents as required by KrSpace from time to time in respect of compliance with Anti-money Laundering Law.

9.12  Anti-corruption law. Your Party, any member of Your Party, any director, officer, employee, agent, subcontractor, representative of Your Party, or any personnel acting on the behalf of Your Party, may not (i) directly or indirectly provide, pay, give, promise or grant any money, gift or any valuable things to : (A) any governmental officer or any business owner, (B) any person who knows or has reason to know that all or a part of such money, gift or valuable things will be directly or indirectly provided, paid or given to any governmental officer or any business owner, or (C) any employee or representative of KrSpace, for the purpose of: (1) impacting the act or decision of such governmental officer or business owner within their scope of power, (2) seducing such governmental officer or business owner to make any act violating the duties; (3) obtaining improper interest, or (4) ensuring the signing of this Agreement, (ii) directly or indirectly authorize or pay, donate, present or promise such payment or gift in respect of this Agreement, the Service or the Office Space. For the purpose of this article, “governmental officer” refers to any officer or employee of any governmental department or body or any person with official functions, including state-owned enterprise, state-controlled enterprise, public international organization, political party or political officer or candidate.

9.13  Broker. Your Party undertakes and warrants that if no broker is specified in this Agreement, Your Party will be deemed as not using (real estate) broker during the membership transaction hereunder. In case of any claim arising from such undertaking and warranty under this article, Your Party shall indemnify and hold KrSpace harmless from any losses.

9.14  Entire agreement. This Agreement (including Part I Membership Details, Part II Terms and Conditions and Part III Special Terms and Conditions) constitutes an entire agreement between the Parties in respect of the subject matter hereof. Unless the Parties sign a written document or otherwise permit, this Agreement may not be altered by any way. All previous agreements and understanding of the Parties in respect of the matters as set forth herein have been included in this Agreement.

9.15  Counterparts. This Agreement (including Part I Membership Details, Part II Terms and Conditions and Part III Special Terms and Conditions) are made in two originals of the same legal force, one for each party hereto.

9.16  Effectiveness.

9.16.1 This Agreement (including Part I Membership Details, Part II Terms and Conditions and Part III Special Terms and Conditions) shall become effective upon being signed and sealed by the Parties.

9.16.2 The Member or member company acknowledges or agrees that it shall provide the following certification materials to KrSpace within 5 working days after the signing of this Agreement: (1) member company shall provide two (2) copies of business license stamped with company seal; (2) individual shall provide two (2) copies of valid identity card or passport; besides, if such individual is the employee of the company or only works or serves the company, the copies of identity card/passport shall be stamped with company seal, whether such individual has formal labor relationship with the company or not.

9.16.3 Through signing this Agreement, Your Company state to KrSpace that the signatory/company signing this Agreement has proper authority to sign this Agreement and cause the obligations hereunder on behalf of the company as described in the foregoing.

Party III Special Terms and Conditions

1. Documents forming this Agreement and effectiveness

1.1 This Agreement consists of:

(1) Part I Membership Details;

(2) Part II Terms and Conditions;

(3) Part III Special Terms and Conditions;

1.2 In case of any discrepancy between Part III Special Terms and Conditions and Part III Terms and Conditions, the former shall prevail.

2. The contents of Special Terms and Conditions are as follows:

2.1 Other provisions: N/A.

(No text below)

Kr Space Membership Agreement	Agreement No.: KRBJBJGMQ18112601509102

(No Text below)
Member’s Signature:
Company Name:
Stamp (Special Contract Seal or Official Seal): Special Contract Seal of China Liberal (Beijing) Education Technology Co., Ltd. (Seal)
Legal Representative or Authorized Representative (Signature):

KrSpace’s Signature:
KrSpace’s Entity Name:
Stamp (Special Contract Seal or Official Seal): Special Contract Seal of Beijing Zhumengcheng Information Technology Co., Ltd. (Seal)
Legal Representative or Authorized Representative (Signature):